FIFTH AMENDMENT TO LICENSE AND DISTRIBUTION AGREEMENT

     This Fifth Amendment to License and Distribution Agreement ("Fifth Amendment") is made and entered into as of May 7, 1996 between LIVE Film and Mediaworks Inc. (formerly LIVE Home Video Inc. and successor in interest to LIVE Film and Mediaworks Inc., a California corporation), LIVE America Inc. and Vestron Inc., each a Delaware corporation (all such parties hereinafter individually and collectively referred to as "Company"), on the one hand, and Warner-Elektra-Atlantic Corporation, a New York corporation (hereinafter referred to as "Distributor" and previously referred to as "WEA Corp." in the Distribution Agreement), on the other hand, with reference to the following facts:

                              R E C I T A L S

     A.   Distributor and Company have entered into that certain
License and Distribution Agreement dated as of May 11, 1992, and heretofore amended as of June 8, 1992, as of June 23, 1994, as of September 1, 1994, and as of May 27, 1995 ("Distribution
Agreement").

     B. Company and Distributor desire to amend, modify and supplement the Distribution Agreement upon the terms and conditions herein contained.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the following is hereby agreed to by the parties:

1.   Amendment to Distribution Agreement.  The Distribution
     Agreement is hereby modified and amended as follows:

     a. Sales and Fulfillment Services. Notwithstanding anything to the contrary contained in the Distribution
          Agreement:

          i. Pursuant to Paragraph 28 of the Distribution Agreement, Company has exercised its option to elect to assume full responsibility for all sales and sales solicitation, including pre-order tracking, of Videocassettes and Interactive CDs embodying Company Product ('Revised Sales Services') effective as of the Reversion Date, which services were formerly the responsibility of Distributor under the Distribution Agreement. During the Third Contract Period, Distributor shall continue to perform the Sales Services other than the Revised Sales Services (i.e., all order entry services consistent with the order entry services performed by Distributor during the First Contract Period); provided, however, Company reserves the right at any time upon prior written notice to Distributor to elect to assume full responsibility of order entry services, using Distributor's then-existing computer, computer programming and management information systems, effective at the beginning of Distributor's first accounting month that is at least sixty (60) days following its receipt of such notice.

          ii. All notices required of Company pursuant to the Distribution Agreement to effect the reversion of Sales Services effective as of the Reversion Date shall be deemed to have been timely and properly received by Distributor.

          iii. The Reversion Date shall be deemed to occur on June 29, 1996.

     b. Distribution Fee. Notwithstanding anything to the contrary contained in the Distribution Agreement:

          i. Notwithstanding the total net amounts invoiced by Distributor under the Distribution Agreement during the First Contract Period, the Fulfillment Distribution Fee and the Additional Distribution Fee, inclusive of any Applicable Volume Discounts, each calculated on the net amounts invoiced under the Distribution Agreement during the First Contract Period, shall equal two and five-tenths percent (2.5%) and five and seventy five-hundredths percent (5.75%), respectively.

          ii. Commencing June 29, 1996 and continuing through and including November 29, 1996, the Additional
               Distribution Fee shall equal four and seventy five-hundredths percent (4.75%).

          iii. Commencing November 30, 1996 and continuing throughout the remainder of the Third Contract Period, the Additional Distribution Fee shall equal three and five-tenths percent (3.5%).

     c.   Payment Terms.  Paragraph 4(a)(i)(F) of the
          Distribution Agreement is hereby deleted in its entirety and substituted in its place and stead shall be the following:

               "Except as provided in the next sentence of this Paragraph 4(a)(i)(F), shipments of Videocassettes or Interactive CDs embodying Company Product made by Distributor to its customers during any accounting month, Contract Year or Contract Period, as the case may be, shall be deemed to have been invoiced in such accounting month, Contract Year or Contract Period, as the case may be. An "Early Shipment" is the shipment of Videocassettes embodying Company Product in one accounting month when the street date for such Videocassettes is in the next subsequent accounting month. An Early Shipment shall, for purposes of this Paragraph 4(a), be deemed to be a shipment of such Videocassettes in the accounting month in which such street date occurs if (1) Distributor offers its customers payment terms that consider such shipment as occurring in the accounting month of the street date, and (2) for purposes of payment to its Related Entities and the majority of its other clients (i.e., other than its Related Entities and Company) to whom Distributor then-currently provides distribution services for Videocassettes, such clients also deem any similar shipment of Videocassettes containing their product to have occurred in the accounting month in which such street date occurs. In the case of any shipment other than an Early Shipment, Distributor shall send invoices to its customers in respect of Videocassettes or Interactive CDs embodying Company Product immediately following the shipment thereof; in the case of an Early Shipment, Distributor shall send invoices to its customers in respect of such early shipped Videocassettes immediately following the street date for such Videocassettes. Notwithstanding any other provision of this Paragraph 4(a), with respect to Interactive CDs embodying Company Product, Distributor shall be under no obligation to render accountings to Company with respect to sales of such Interactive CDs, nor to remit any amounts to Company with respect to such sales, until thirty (30) days following Distributor's collection of payment for such Interactive CDs from Distributor's customers; provided Distributor will do all things reasonably necessary to maximize such collections from its customers as quickly as is possible consistent with Distributor's collection efforts on behalf of any Related Entities or other clients to whom Distributor then-currently provides distribution services of Interactive CDs containing their product."

     d.   Discontinued Sales:   In subparagraph (i) of Paragraph
          4(f) of the Distribution Agreement, effective as of the date of this Fifth Amendment, the phrase "ninety (90)" shall be stricken and substituted in its place and stead shall be the word "one hundred eighty (180)".

     e.   Advance(s).  Paragraph 4(k) of the Distribution
          Agreement is hereby deleted in its entirety and substituted in its place and stead shall be the following:

               "So long as (i) Distributor shall have not received a Notice of Termination, (ii) a Default by Company shall not have occurred and be continuing under this Distribution Agreement, and (iii) an Event of Default (as defined in the Credit Agreement) by Company shall not have occurred and be continuing under the Credit Agreement, on or before five (5) business days following the full execution of this Fifth Amendment by Company and Distributor, Distributor shall advance to Company the sum of Ten Million Dollars ($10,000,000) as an additional advance chargeable against and to be recouped by deduction in computing the Net Proceeds becoming due and payable to Company hereunder in the manner described below (the 'Fourth Advance'). The Fourth Advance and interest thereon shall be recouped in twenty one (21) consecutive Monthly Deductions from Net Proceeds otherwise due Company hereunder, with the first Monthly Deduction by Distributor to be made against Net Proceeds which shall become due and payable to Company on October 25, 1996, and the last Monthly Deduction to be made against Net Proceeds which shall become due and payable to Company on June 26, 1998.
          All twenty one (21) Monthly Deductions shall consist of equal payments of principal plus accrued interest at the Interest Rate. The initial Interest Rate shall be the applicable Interest Rate on the date Distributor pays the Fourth Advance to Company hereunder which shall thereafter be adjusted on the first day of each calendar quarter during the Term commencing January 1, 1997, to take account of any changes in Libor or the Prime Rate."

     f. Credit Risk. Notwithstanding anything to the contrary contained in the Distribution Agreement:

          i.   Pursuant to the Distribution Agreement,
               Distributor is fully responsible for the billing and collection of receivables (with all credit risk being borne by Distributor). For purposes of clarification, "credit risk" shall mean any receivable which cannot be collected by Distributor due to a particular customer's inability to pay for any reason. However, "credit risk" shall not include any receivable which cannot be collected by Distributor from a customer because of any bona fide disputes between Company and such customer over marketing or sales issues such as co-op advertising, returns or price protection (a "bona fide disputed receivable"), provided that, Distributor has sent to Company, to the attention of Company's Chief Financial Officer, a reasonably detailed written advice of each such bona fide disputed receivable and, provided also that, as of the date of Company's Chief Financial Officer receipt of Distributor's written advice of any such bona fide disputed receivable, the particular customer is able to pay all its outstanding balances due Distributor. Furthermore, if and to the extent a bona fide disputed receivable relates to any inventory of Company Product in the possession or constructive possession of a customer which such customer seeks to return, "credit risk" shall not include such receivable up to the amount of such inventory of Company Product which such customer is able to return to Distributor without any restriction or limitation as of the date of Company's Chief Financial Officer's receipt of Distributor's written advice thereof. Distributor agrees to give to Company, to the attention of its Chief Financial Officer, prompt written advice of each and every bona fide disputed receivable.
               Following Company's Chief Financial Officer's receipt of Distributor's written advice of any such bona fide disputed receivable, Company shall diligently pursue resolving the potential dispute directly with the applicable customer (with Distributor's cooperation if and to the extent reasonably requested by Company). Notwithstanding anything herein contained to the contrary, if, within the ninety (90) days immediately following Company's Chief Financial Officer's receipt of such written advice of any such bona fide disputed receivable from Distributor, the receivables, including the bona fide disputed receivable, of the applicable customer cannot be collected due to such customer's inability to pay for any reason, then such bona fide disputed receivable will be deemed to be a receivable for which all credit risk is being borne solely by Distributor hereunder. Furthermore, if and to the extent a bona fide disputed receivable relates to any inventory of Company Product in the possession or constructive possession of a customer which such customer seeks to return, and if, within ninety
               (90) days immediately following Company's Chief Financial Officer's receipt of such written advice of any such bona fide disputed receivable from Distributor, there shall exist any restriction or limitation upon such customer's ability to return to Distributor any of such inventory, then the amount of such bona fide disputed receivable in excess of the amount of such inventory which is returnable to Distributor without restriction or limitation will be deemed to be a receivable for which all credit risk is being borne solely by Distributor hereunder. If Company fails or is unable to resolve any such potential dispute with the applicable customer within the ninety (90) days immediately following Company's Chief Financial Officer's receipt of Distributor's written advice of any such bona fide disputed receivable, then Company shall forever be responsible for resolving any such potential dispute with such particular customer and Distributor shall not be responsible for any inability to collect any or all of such bona fide disputed receivable provided if and to the extent Company's Chief Financial Officer was notified thereof in writing as aforesaid, irrespective of whether, at any time following said ninety (90) day period, either (A) the receivables, including any such bona fide disputed receivable set forth in Distributor's advice, of the applicable customer cannot be collected due to such customer's inability to pay for any reason; or (B) there are restrictions or limitations put on such customer's ability to return to Distributor the entire inventory of Company Product in the possession or constructive possession of such customer which is the subject matter of any such bona fide disputed receivable, if applicable. In such event, following the expiration of the aforesaid ninety (90) day period, Distributor shall unconditionally and irrevocably assign, transfer and convey to Company all of Distributor's right, title and interest in and to that portion of such bona fide disputed receivable for which Company has responsibility pursuant to this subparagraph 1(f)(i) and Company shall have the sole and exclusive right to collect and retain one hundred percent (100%) of its portion of any such bona fide disputed receivable from such customer or to accept returns of Company Product from such customer that relate to such bona fide disputed receivable, if applicable. If there is any such bona fide disputed receivable with any customer existing as of the date of the execution of this Fifth Amendment, then promptly following the execution hereof Distributor shall send written advice thereof to Company, to the attention of Company's Chief Financial Officer, and Company shall have ninety (90) days following its receipt of such advice to resolve any such dispute with the particular customer. Distributor shall be responsible for directly resolving disputes with its customers over errors by Distributor in billing, pricing and/or shipments or similar issues. Nothing contained in this subparagraph 1(f)(i) shall limit Distributor's right to accept returns from a customer in financial distress pursuant to the fifth sentence of Paragraph 6(a) of the Distribution Agreement and to credit such returns against the receivable owed by such customer.

          ii. Company shall assume all credit risk for all sales of Company Product to a particular customer if the credit limit given by Distributor to such particular customer is exceeded as the result of any such sale, provided Company has approved the sale of such Company Product notwithstanding the fact that the customer's credit limit has been exceeded. Distributor agrees to treat Company on an equal basis with all other companies, including its Related Entities, for whom Distributor distributes phonograph record and/or videocassette products (e.g., on a first ordered, first credit issued or other equally fair and non-discriminating basis) in determining which of Company's such orders are or are not within a particular customer's credit limit. Distributor shall promptly advise Company's designated representatives for this purpose, presently either Roger Burlage, Ron Cushey, Robert Denton or Steven Mangel, if any sale of Company Product to a particular customer will cause such customer's credit limit to be exceeded. Company shall always have the right to elect not to make such sale rather than assuming any bad debt risk therefor. Distributor shall not ship Company Product pursuant to any order which if fulfilled would cause Company to bear any potential credit risk therefor under this subparagraph 1(d)(ii) unless and until Distributor receives written approval therefor from one of Company's designated representatives for this purpose.


2. Miscellaneous. Except as expressly or by necessary implication modified hereby, the Distribution Agreement shall remain in full force and effect. This Fifth Amendment to License and Distribution Agreement may not be modified, amended or terminated without the written consent of all parties hereto. This Fifth Amendment to License and Distribution Agreement may be executed in counterparts, each of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to License and Distribution Agreement as of the date hereinabove written.

Warner-Elektra-Atlantic Corporation, a New York corporation


By:  _______________________________

Its:   ______________________________

LIVE Film and Mediaworks Inc., a Delaware corporation
(formerly LIVE Home Video Inc. and
successor-in-interest to LIVE Film and Mediaworks Inc., a California corporation)


By:  _______________________________

Its: ______________________________


LIVE America Inc., a Delaware corporation


By:  _______________________________

Its: ______________________________


Vestron Inc, a Delaware corporation


By:  _______________________________

Its: ______________________________


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